Exhibit 10.1

October 8, 1999


Mr. Robert E. Fowler, Jr.
1115 Fairway
Northbrook, IL 60062

Dear Bob:

The purpose of this letter is to set forth the terms of your retirement from employment with IMC Global Inc. (the "Company").

1. Retirement Date. You will remain an active employee of the Company through October 31, 2000 ("Retirement Date"); however, you agree to resign as Chief Executive Officer, Chairman of the Board of Directors and Director effective October 1, 1999.

2. Compensation. For the period commencing October 1, 1999 and ending on your Retirement Date, you will receive compensation totaling $3,599,680, made up of the following components:

        Base Salary (13 months)                        $  812,500
        1999 MICP Award  (@ 1.0)                          487,500
        2000 MICP Award  (@ 1.0; prorated for 10 mo.)     406,250
        1999 PTIP Payout (@ 1.0)                        1,036,730
        2000 LTIP Payout (@ 1.0; prorated for 10 mo.)     856,700

    This total amount will be paid to you in thirteen monthly installments commencing on October 15, 1999. Alternatively, you may make an irrevocable election to defer some or all of this compensation until some designated future date by completing the attached election form. Please keep in mind that, in the unlikely event of the Company's insolvency, you will have rights no greater than those of an unsecured creditor of the Company with respect to any deferred amounts owed to you.

3. Pension Benefit. Approximately three months prior to your Retirement Date, you will receive information regarding the distribution of you qualified pension benefit under the Company's Retirement Plan for Salaried Employees of IMC Global Operations Inc.

4. SERP Benefit. As with your pension, you will receive information regarding the distribution of your SERP benefit in advance of your Retirement Date. You will have the same distribution options (i.e. lump sum, life annuity, 10-year certain and life annuity, joint and survivor annuity) for your SERP benefit as you have for your qualified plan benefit, plus the additional option of a lump sum paid out in annual installments not to exceed 5 years. As was previously agreed, your SERP benefit will be based upon your combined IMC/Vigoro service.

5. Executive Life Insurance. As of your Retirement Date, the Company will cease paying premiums on both your term insurance policy and your permanent life policy; however, you may continue these policies by picking up the premium payments. A representative of The Securus Group will contact you to discuss your options.

6. Consulting Arrangement. For the period commencing October 1, 1999 and ending October 31, 2000, you agree to provide consulting services on an as needed basis. Such services may be required by phone and/or in person. For the period commencing November 1, 2000 and ending October 31, 2001, you agree to provide consulting services on an as needed basis not to exceed fifteen days per month. These services may be required by phone and/or in person. In exchange for the services commencing November 1, 2000, you will be paid at a rate of $1,500 per day and will be paid monthly.

7. Stock Options. For purposes of your outstanding stock options, you will be considered to be continuing in employment with the Company during the period for which you are providing consulting services to the Company, i.e. until October 31, 2001. You will have three years following the end of your consulting arrangement to exercise your outstanding stock options; provided, however, that none of your options may be exercised beyond the tenth anniversary of their date of grant.

    The 6-year term attached to certain of your "Vigoro options" (now representing 200,000 shares) will be extended for four years such that they expire on August 4, 2004.

8. Restricted Stock. The 33,000 shares of restricted stock you received pursuant to your employment agreement will vest upon your attainment of age 65. the 39,054 shares you received as one-half of your 1998 LTIP payout will vest on your Retirement Date. Shortly after the vesting of each of these awards, the Company will send to you the requisite stock certificates.

9. Office Space Allowance. For the five-year period commencing on October 1, 1999, you will receive an annual allowance of $5,000 to cover the cost of off-site office space.

10. Health  Care  Coverage.  Your  active  health  care  coverage  will continue through your Retirement Date. Commencing on your Retirement Date and continuing for the balance of your life, the Company will provide you with $1,000 per year to help defray the cost of the individual health insurance coverage that you purchase.

11. Waiver and Release of Claims. In exchange for the compensation described in paragraph 2 above, you agree to execute the Waiver and Release of Claims (attached hereto as Exhibit A). In exchange for the special treatment of your stock options as described in paragraph 7 above, you agree to sign an additional Waiver and Release of Claims (attached hereto as Exhibit B) after your Retirement Date, relating to claims arising during the period beginning October 1, 1999 and ending on your Retirement Date.

12. Termination of Prior Agreements. If you accept the terms of this letter agreement, this agreement will supersede any prior agreements made between you and the company regarding your employment and separation from employment with the Company, including but not limited to your Employment Agreement, dated January 29, 1998.

The foregoing constitutes our entire understanding and agreement with respect to the terms of your retirement from employment with the Company. If the terms of this letter meet with your understanding and approval, please indicate your acceptance thereof by signing where indicated below and on the attached Waiver and Release of Claims (Exhibit A). Please make copies for your records and return the originals to me.

Sincerely,



  /s/ Doug Pertz
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                            ********************


AGREED AND ACCEPTED:


/s/ Robert E. Fowler, Jr.        Date:    10/13/99
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Robert E. Fowler, Jr.

                                                              EXHIBIT A

                      WAIVER AND RELEASE OF CLAIMS


      In exchange for the payments and benefits described in the attached letter, which I acknowledge I would not otherwise be entitle to receive, I freely and voluntarily agree to this WAIVER AND RELEASE OF CLAIMS ("WAIVER"):

1. I am resigning my position as Chief Executive Officer and Chairman of the Board of Directors of IMC Global Inc. effective October 1, 1999.

2. I acknowledge that the payments described in the attached letter are the sole payments to which I am entitled and that I am not entitled to any additional payments for salary, bonus or otherwise.

3. I, and anyone claiming through me, hereby waive and release any and all claims that I may have ever had or that I may now have against IMC Global Inc., its parents, divisions, partnerships, affiliates, subsidiaries, and other related entities and their successors and assigns, and past, present and future officers, directors, employees, agents and attorneys of each of them in their individual or official capacity (hereinafter collectively referred to as "Released Parties"). Among the claims that I am waiving are claims relating to my employment or termination of employment, including, but not limited to, claims of discrimination in employment brought under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, the Illinois Human Rights Act, or other federal, state or local employment discrimination, employment, wage laws, ordinances or regulations or any common law or statutory claims of wrongful discharge and any other common law or statutory claims; whether for damages, vacation pay, lost wages, bonus compensation or for any other relief or remedy. I accept the Special Payments and Benefits offered in the attached letter as being in full accord, satisfaction, compromise and settlement of any and all claims or potential claims, and I expressly agree that I am not entitled to and shall not receive any further recovery of any kind from IMC Global Inc. or any of the Released parties, and that in the event of any further proceedings whatsoever based upon any matter released herein, IMC Global and each of the Released Parties shall have no further monetary or other obligation of any kind to me, including any obligation for costs, expenses and attorney's fees incurred on my behalf.

4. I understand and agree that this WAIVER will be binding on me and my heirs, administrators and assigns. I acknowledge that I have not assigned any claims of filed or initiated any legal proceedings against any of the Released Parties.

5. Except as may be required by law, I agree that I will not disclose the existence or terms of this WAIVER to anyone except my accountant, attorney or spouse, each of whom shall be bound by this confidentiality provision.

6. I understand that I have twenty-one (21) days to consider whether to sign this WAIVER and return it to Michele Miller, Manager, Human Resources. IMC Global Inc. hereby advises me of my right to consult with an attorney before signing the WAIVER and I acknowledge that I have had an opportunity to consult with an attorney and have either held such consultation or have determined not to consult with an attorney.

7. I understand that I may revoke my acceptance of this WAIVER by delivering notice of my revocation to Michele Miller with seven (7) days of the day I sign the WAIVER. If I do not revoke my acceptance of this WAIVER within seven days of the day I sign it, it will be legally binding and enforceable.


IMC GLOBAL INC.                        AGREED AND ACCEPTED:


By:   /s/ Doug Pertz                   /s/ Robert E. Fowler, Jr.
      ------------------------         -------------------------

Title:   President and CEO             Robert E. Fowler, Jr.
      ------------------------         -------------------------
                                            Print Name

Date: 10/8/99                          Date:  10/13/99
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